EXHIBIT 10.18

SECOND AMENDMENT

TO

ALLERGAN, INC.

SAVINGS AND INVESTMENT PLAN

(RESTATED 2008)

The ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (the “Plan”) is hereby amended January 1, 2009 as follows:

1.	Section 4.1(a) of the Plan is hereby amended as follows:

(a)                    Each Eligible Employee may elect to defer the receipt of a portion of his or her Compensation and to have the deferred amount contributed directly by the Company to the Plan as Before Tax Deposits. Before Tax Deposits may be made only by means of a payroll deduction. Additionally, unless otherwise restricted by law and pursuant to procedures and restrictions established by the Company, a former Eligible Employee may defer the receipt of a portion of his or her Compensation in accordance with an applicable election made while an Eligible Employee, provided that such Compensation is paid within two and a half months after his or her Severance Date.

2.	Section 4.6(b) of the Plan is hereby amended as follows:

(b)                    The right of a Participant to make Before Tax Deposits or After Tax Deposits shall cease during any period of Severance, except as provided under Section 4.1(a).

3.	Section 5.6(e) of the Plan is hereby amended as follows:

(e)                    Notwithstanding the requirement of paragraph (a) above that Matching Contributions be invested in the Company Stock Fund, (i) any Participant may elect that amounts accumulated in his or her Matching Contributions Account which are held in the Company Stock Fund be reinvested, (ii) any Participant on or after the date he or she attains age 55 may elect that any future Matching Contributions be invested, and (iii) upon the establishment and implementation of election procedures by the Company following the adoption date of this Amendment, any Participant may elect that any future Matching Contributions be invested in any of the investment funds currently offered and currently available to Participants as determined by the Committee pursuant to paragraphs (a) and (b) above. An election made under this paragraph (e) shall be effective as soon as administratively feasible. A Participant shall make any election, and may change any election, at such times and in accordance with the requirements imposed by paragraphs (c) and (d) above.

IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Second Amendment to the Allergan, Inc. Savings and Investment Plan (Restated 2008) on this 15th day of June, 2009.

By:	/s/ Dianne Dyer-Bruggeman
Dianne Dyer-Bruggeman Executive Vice President, Human Resources